Exhibit S

SUN CAPITAL PARTNERS II, LP

5200 Town Center Circle

Suite 470

Boca Raton, FL 33486

March 2, 2006

SAN Holdings, Inc.

9800 Pyramid Court

Englewood, CO 80112

Attn:       John Jenkins

Mr. Jenkins:

Reference is made to that (i) certain letter agreement, dated as of March 31, 2003, by and between, Sun Capital Partners II, LP, a Delaware limited partnership (the “Fund”), and SAN Holdings, Inc., a Colorado corporation (“SANZ”), as amended on November 23, 2005 (the “Letter Agreement”), agreed and accepted by Sun Solunet, LLC, a Delaware limited liability company (“Sun”); and (ii) certain Loan Authorization Agreement, dated as of May 16, 2003 (as amended to date, the “Sun Loan”), pursuant to which SANZ previously borrowed the aggregate principal amount of $14,000,000 from Sun, as assignee of Harris N.A., as successor to Harris Trust and Savings Bank due to merger.  Capitalized terms used herein without definition have the meanings ascribed to them in the Letter Agreement.

As of the date hereof, as a result of (i) the exchange of debt owed to Sun in consideration for the issuance to Sun of other securities of SANZ and (ii) the payment by SANZ to Sun of some of the outstanding indebtedness owed to Sun under the Sun Loan, the aggregate principal amount owed to Sun under the Sun Loan is equal to or less than $5,000,000.

Pursuant to the Letter Agreement, SANZ was required to periodically issue to Sun on November 16 and May 16 of each year, a Guaranty Warrant, exercisable for a number of shares of SANZ Common Stock calculated pursuant to a formula set forth in the Letter Agreement, for so long as there remained an aggregate principal amount owed to Sun under the Sun Loan in an amount in excess of $3,000,000.

Notwithstanding anything to the contrary contained in the Letter Agreement and the Sun Loan, SANZ, Sun and the Fund hereby agree as follows:

(i) that the obligations of each of SANZ, Sun and the Fund under the Letter Agreement are hereby terminated, cancelled, released and discharged in their entirety, including, without limitation, the obligation of SANZ to periodically issue Guaranty Warrants to Sun under the Letter Agreement (it being acknowledged and agreed that, notwithstanding this termination letter agreement, Sun shall retain any Guaranty Warrants already issued to it and all of its rights thereunder);

(ii) as of the date hereof, each of Sun and the Fund shall have no obligation to loan SANZ any additional money; and

(iii) with respect to the amount of outstanding indebtedness owed to Sun under the Sun Loan as of the date hereof (which amount shall be less than or equal to $5,000,000), such amount (or any portion thereof) cannot be reborrowed by SANZ once repaid, but the maturity date for the Sun Loan will be extended to a date that is three years from the date hereof.

Each of SANZ, Sun and the Fund hereby agree to take all actions and to execute all documents as may be reasonably necessary to implement and give full force and effect to any of the provisions of this termination letter agreement.  Furthermore, SANZ hereby agrees to use commercially reasonable efforts to paydown the remaining outstanding indebtedness owed to Sun under the Sun Loan, including, without limitation, by raising additional capital from sources other than Sun.

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This termination letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.  This termination letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Very truly yours,

Sun Capital Partners II, LP

By: Sun Capital Advisors II, LP
Its: General Partner

By: Sun Capital Partners, LLC
Its: General Partner

By:	/s/ Kevin J. Calhoun
Kevin J. Calhoun, Vice President

Agreed and accepted this 2nd day of March, 2006:

SAN HOLDINGS, INC.

By:	/s/ John Jenkins
John Jenkins, Chief Executive Officer

SUN SOLUNET, LLC

By:	/s/ Kevin J. Calhoun
	Name:	Kevin J. Calhoun
	Title:	Vice President